Exhibit 99.1

For Immediate Release: July 19, 2007

Bridge Capital Holdings Reports Financial Results For the Second Quarter Ended June 30, 2007

Second Quarter Net Income Increases 48% Year-over-Year
Return on Average Assets and Average Equity reach 1.57% and 22.09%
Continued Strong Net Interest Margin

San Jose, CA - July 19, 2007 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the nation, today announced financial results for the second quarter and six months ended June 30, 2007.

The Company reported net income of $3.0 million, or $0.43 per diluted share, for the three months ended June 30, 2007, the Company’s highest quarterly net income to date. This represented an increase of $1.0 million, or 48%, compared to net income of $2.0 million, or $0.29 per diluted share, in the same period one year ago. Net income for the six months ended June 30, 2007 was $5.4 million, or $0.78 per diluted share, an increase of $1.4 million, or 37%, compared to $4.0 million, or $0.58 per diluted share, for the first six months of 2006.

“Our strong quarterly performance continues to reflect the benefit of diversity in our business lines and effective execution by our professional business bankers,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. “We continue to believe that we are well positioned to benefit from the many positive economic developments in the markets we serve. The economic recovery in Silicon Valley economy is driving commercial and technology based business development as well as an improving commercial real estate market. In addition, the ongoing consolidation among larger commercial bank competitors in our region continues to create opportunities to expand our banking network and further develop our resources.”

Second Quarter Highlights

•	Net income of $3.0 million for the second quarter of 2007 represented an increase of $1.0 million compared to $2.0 million for the second quarter of 2006.

•	Growth in average earning assets produced an increase in net interest income of 29%, or $2.7 million, compared to the same period one year earlier.

•	Net interest margin for the second quarter of 2007 remained strong at 6.75%.

•	Resolution of nonperforming loans resulted in a decrease in nonperforming assets of $5.0 million to $425,000 at June 30, 2007, compared to $5.4 million at March 31, 2007.

•
Non-interest income increased $1.5 million to $2.6 million in the second quarter of 2007 from $1.1 million in the second quarter of 2006, driven, in part, by the sale of an $11.0 million portfolio of the un-guaranteed portion of SBA loans.

•	Total assets increased $122.2 million to $763.8 million as of June 30, 2007 compared to $641.6 million on the same date one year earlier.

•	Return on average assets and return on average equity of 1.57% and 22.09%, respectively, for the second quarter of 2007 increased from 1.42% and 18.76%, respectively, for the second quarter of 2006.

Net Interest Income and Margin

Earnings growth was driven primarily by growth in net interest income. Net interest income of $11.9 million for the quarter ended June 30, 2007 represented an increase of approximately $2.7 million, or 29%, over $9.2 million reported for the same quarter one year earlier and was primarily attributed to growth in average earning assets of $182.3 million, or 35%, compared to the same quarter in 2006. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 87.28% during the quarter ended June 30, 2007, which represented a decrease compared to an average of 91.74% for the same quarter of 2006.

For the six months ended June 30, 2007, net interest income of $22.9 million represented growth of $5.1 million, or 29%, over $17.8 million for the first six months of 2006. For the six month period, growth in average earning assets was the primary driver of growth in net interest income. Average earning assets were $673.7 million compared to $511.1 million for the same period one year earlier. The Company’s average loan-to-deposit ratio for the six months ended June 30, 2007 was 88.20% compared to 91.49% for the same period one year earlier reflecting slightly faster growth in deposit funding relative to loan growth.

Increases in short-term interest rates have also contributed to growth in net interest income as the interest rate earned on a majority of the Company’s loan portfolio adjusts with the prime rate. As such, the nature of the Company’s balance sheet is that, over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities. The Company’s prime rate averaged 8.25% and 8.25%, respectively, in the quarter and six months ended June 30, 2007 compared to 7.89% and 7.66%, respectively, in the same periods one year earlier.

The Company’s net interest margin for the quarter and six months ended June 30, 2007 was 6.75% and 6.85%, respectively, declining slightly from 7.05% and 7.02%, respectively, in the same periods one year earlier as a result of growth in the volume of average interest bearing liabilities and decreased balance sheet leverage.

Non-Interest Income

The Company’s non-interest income for the quarter and six months ended June 30, 2007 was $2.6 million and $3.9 million, respectively, compared to $1.1 million and $2.2 million, respectively, for the same periods one year ago. Non-interest income is primarily comprised of gains realized on sales of SBA loans, and the increase in non-interest income primarily reflects a higher volume of SBA loan sales in 2007. During the quarter and six months ended June 30, 2007, the Company sold SBA loans totaling $31.2 million and $56.5 million, respectively, compared to $12.8 million and $27.3 million, respectively, for the same periods during 2006. The SBA loans sold during the second quarter of 2007 included $11.3 million of un-guaranteed loans.

Net interest income and non-interest income comprise total revenue of $14.5 million for the three months ended June 30, 2007 compared to $10.3 million for the same period one year earlier, representing an increase of $4.2 million, or 41%. For the six months ended June 30, 2007, total revenue of $26.8 million represented an increase of $6.8, or 34%, over $20.0 million for the first six months of 2006.

“Our performance continued to show strength in key operating measures for the first half of 2007,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. “Net interest margin, though down from the first quarter of 2007, remains strong at 6.75% and is positioned to benefit from increasing leverage. The loan-to-deposit ratio was down slightly in the second quarter as core deposit growth outpaced loan growth. In addition, for the first time we sold a portion of the un-guaranteed SBA loan portfolio accomplishing the dual goals of supporting second quarter performance and rebalancing credit risk. The results again highlight the benefit of diversity in our mix of business lines as we execute our model.”

Non-Interest Expense

Non-interest expense was $8.4 million and $16.3 million for the quarter and six months ended June 30, 2007, respectively, compared to $6.6 million and $13.0 million, respectively, for the same periods in 2006. The increase in non-interest expense was primarily due to an increase in salary and benefits expense associated with the Company’s expansion. Salary and benefits expense for the quarter ended June 30, 2007 was $5.3 million, an increase of $1.1 million over $4.2 million in the same period of 2006. Salary and benefits expense for the six months ended June 30, 2007 was $10.3 million, an increase of $2.2 million over $8.1 million in the same period of 2006. As of June 30, 2007 the Company employed 161 full-time equivalents (FTE) compared to 123 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 57.93% and 60.77% for the quarter and six months ended June 30, 2007 compared to 64.14% and 64.97%, respectively, in the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at June 30, 2007 of $763.8 million, compared to $641.6 million on the same date one year ago. The increase in total assets represented growth of $122.2 million, or 19%, compared to June 30, 2006. Total assets at June 30, 2007 represented growth of $41.8 million, or 6%, compared to $722.0 million at December 31, 2006.

The Company reported total loans outstanding at June 30, 2007 of $606.1 million, which represented an increase of $128.8 million, or 27%, over $477.3 million for the same date one year earlier. Total loans at June 30, 2007 represented growth of $65.3 million, or 12%, compared to $540.8 million at December 31, 2006.

The Company’s total deposits were $681.1 million as of June 30, 2007, compared to total deposits of $573.8 million as of June 30, 2006. The increase in deposits represented growth of $107.3 million, or 19%, compared to June 30, 2006. Total deposits at June 30, 2007 represented growth of $36.1 million, or 6%, compared to $645.0 million at December 31, 2006.

For the quarter ended June 30, 2007, the Company’s return on average assets and return on average equity were 1.57% and 22.09%, respectively, and compared to 1.42% and 18.76%, respectively, for the same period in 2006. Return on average assets and return on average equity for the six months ended June 30, 2007 were 1.51% and 20.85%, respectively, up from 1.44% and 18.94%, respectively, for the same period one year earlier.

Credit Quality

The allowance for loan losses was $7.6 million, or 1.25% of total loans, at June 30, 2007, compared to $6.6 million, or 1.39% of total loans, at June 30, 2006. The provision for credit losses for the three and six months ended June 30, 2007 was $1.0 million and $1.2 million, respectively, compared to $450,000 and $672,000, respectively, for the same periods in 2006. During the second quarter of 2007, the Company charged-off balances totaling $943,000 from the resolution of loans reported as nonperforming at March 31, 2007. Charge-off activity in the second quarter represented all of the activity for the first half of 2007 and compared to no loan charge-off activity during the same periods of 2006. There were no loan recoveries during the six months ending June 30, 2007 and June 30, 2006, respectively.

At June 30, 2007 nonperforming assets totaled $425,000, or 0.06% of total assets, compared to $2.3 million, or 0.36% of total assets, on the same date one year earlier. The single nonperforming asset at June 30, 2007 was a commercial property categorized as “other real estate owned”.

Capital Adequacy

At June 30, 2007, shareholders’ equity in the Company totaled $55.0 million, up from $44.3 million on the same date one year earlier. As a result, the Company’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 11.56%, 10.48%, and 10.13%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Santa Clara County’s full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, Orange County, Dallas, TX, and Reston, VA business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts
Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408-556-8301	408-556-8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Bank, the banking industry and general economic conditions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.

These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) future credit loss experience; (8) the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; (9) civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; and (10) the involvement of the United States in war or other hostilities.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities Exchange Commission.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
 (Dollars in Thousands)

	Three months ended			Six months ended
	06/30/07	03/31/07	06/30/06	06/30/07	06/30/06
INTEREST INCOME
Loans	$15,433	$14,184	$11,682	$29,617	$21,934
Federal funds sold	753	524	692	1,277	1,270
Investment securities available for sale	750	670	105	1,420	203
Total interest income	16,936	15,378	12,479	32,314	23,407

INTEREST EXPENSE
Deposits:
Interest-bearing demand	10	13	7	23	14
Money market and savings	3,628	2,997	1,913	6,625	3,340
Certificates of deposit	1,112	1,156	1,020	2,268	1,685
Other	260	260	281	520	568
Total interest expense	5,010	4,426	3,221	9,436	5,607

Net interest income	11,926	10,952	9,258	22,878	17,800
Provision for credit losses	1,000	200	450	1,200	672
Net interest income after provision
for credit losses	10,926	10,752	8,808	21,678	17,128

NON-INTEREST INCOME
Service charges on deposit accounts	181	152	127	332	239
Gain on sale of SBA loans	1,890	731	388	2,622	839
Other non interest income	542	411	563	953	1,083
Total non-interest income	2,613	1,294	1,078	3,907	2,161

OPERATING EXPENSES
Salaries and benefits	5,265	5,001	4,160	10,267	8,079
Premises and fixed assets	1,026	949	700	1,975	1,314
Other	2,131	1,904	1,770	4,034	3,575
Total operating expenses	8,422	7,854	6,630	16,276	12,968
Income before income taxes	5,117	4,192	3,256	9,309	6,321
Income taxes	2,134	1,748	1,237	3,882	2,371
NET INCOME	$2,983	$2,444	$2,019	$5,427	$3,950

EARNINGS PER SHARE
Basic earnings per share	$0.47	$0.38	$0.32	$0.85	$0.63
Diluted earnings per share	$0.43	$0.35	$0.29	$0.78	$0.58
Average common shares outstanding	6,381,493	6,330,610	6,260,576	6,356,192	6,251,518
Average common and equivalent
shares outstanding	6,933,273	6,882,435	6,798,840	6,908,338	6,782,783

PERFORMANCE MEASURES
Return on average assets	1.57%	1.44%	1.42%	1.51%	1.44%
Return on average equity	22.09%	19.52%	18.76%	20.85%	18.94%
Efficiency ratio	57.93%	64.14%	64.14%	60.77%	64.97%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	06/30/07	03/31/07	12/31/06	09/30/06	06/30/06
ASSETS
Cash and due from banks	$21,274	$21,673	$24,360	$18,987	$22,471
Federal funds sold	39,790	60,620	93,845	116,165	114,955
Investment securities available for sale	73,362	53,920	43,933	18,971	11,004
Loans:
Commercial	258,978	213,436	197,174	185,789	189,520
SBA	56,176	60,871	59,888	51,894	52,857
Real estate construction	104,652	116,282	103,710	99,427	91,687
Real estate other	134,299	123,853	115,313	105,395	98,324
Factoring and asset based lending	42,683	51,904	56,924	36,658	38,091
Other	9,341	8,794	7,771	6,469	6,812
Loans, gross	606,129	575,140	540,780	485,632	477,291
Unearned fee income	(1,483)	(1,586)	(1,495)	(1,601)	(1,443)
Allowance for credit losses	(7,590)	(7,533)	(7,329)	(6,728)	(6,620)
Loans, net	597,056	566,021	531,956	477,303	469,228
Premises and equipment, net	4,966	4,050	3,479	2,935	3,022
Accrued interest receivable	4,608	4,212	4,292	3,041	2,813
Other assets	22,741	20,626	20,114	18,304	18,085
Total assets	$763,797	$731,122	$721,979	$655,706	$641,578

LIABILITIES
Deposits:
Demand noninterest-bearing	$218,651	$195,965	$198,639	$164,483	$177,445
Demand interest-bearing	4,563	9,611	3,901	4,005	2,987
Money market and savings	372,470	352,975	333,838	294,698	286,321
Time	85,442	94,847	108,609	122,638	107,039
Total deposits	681,126	653,398	644,987	585,824	573,792

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Accrued interest payable	276	289	318	355	265
Other liabilities	9,882	7,449	10,053	5,044	5,693
Total liabilities	708,811	678,663	672,885	608,750	597,277

SHAREHOLDERS' EQUITY
Common stock	36,466	35,954	35,427	34,824	34,523
Retained earnings	19,970	16,987	14,543	12,167	9,858
Accumulated other comprehensive (loss)	(1,450)	(482)	(876)	(35)	(80)
Total shareholders' equity	54,986	52,459	49,094	46,956	44,301
Total liabilities and shareholders' equity	$763,797	$731,122	$721,979	$655,706	$641,578

CAPITAL ADEQUACY
Tier I leverage ratio	10.13%	10.15%	10.97%	10.75%	10.67%
Tier I risk-based capital ratio	10.48%	10.55%	10.52%	11.03%	10.76%
Total risk-based capital ratio	11.56%	11.69%	11.74%	12.46%	12.36%
Total equity/ total assets	7.20%	7.18%	6.80%	7.16%	6.91%
Book value per share	$8.61	$8.21	$7.77	$7.46	$7.06

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended June 30,
	2007			2006
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$592,461	10.45%	$15,433	$459,081	10.21%	$11,681
Federal funds sold	57,851	5.22%	753	56,129	4.95%	693
Investment securities	58,615	5.13%	750	11,446	3.68%	105
Other	-	0.00%	-	-	0.00%	-
Total interest earning assets	708,927	9.58%	16,936	526,656	9.50%	12,479
Noninterest-earning assets:
Cash and due from banks	29,985			26,473
All other assets (3)	20,993			15,730
TOTAL	$759,905			$568,859

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Deposits:
Demand	$5,408	0.74%	$10	$3,511	0.91%	$8
Money market and savings	376,293	3.87%	3,629	233,173	3.29%	1,913
Time	91,712	4.86%	1,111	97,294	4.20%	1,020
Other	17,527	5.95%	260	18,956	5.92%	280
Total interest bearing liabilities	490,940	4.09%	5,010	352,934	3.66%	3,221

Noninterest-bearing liabilities:
Demand deposits	205,360			166,454
Accrued expenses and
other liabilities	9,434			6,295
Shareholders' equity	54,171			43,176
TOTAL	$759,905			$568,859
Net interest income and margin		6.75%	$11,926		7.05%	$9,258

(1)	Loan fee amortization of $1.5 million and $920,000, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.

(2)	Interest income is reflected on an actual basis, not a fully taxabel equivalent basis. Yields are based on amortized cost.

(3)	Net of average allowance for credit losses of $7.5 million and $6.3 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Six months ended June 30,
	2007			2006
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$568,542	10.50%	$29,617	$444,021	9.96%	$21,934
Federal funds sold	49,241	5.23%	1,277	54,349	4.71%	1,270
Investment securities	55,883	5.12%	1,420	12,733	3.21%	203
Other	-	0.00%	-	-	0.00%	-
Total interest earning assets	673,666	9.67%	32,314	511,103	9.24%	23,407

Noninterest-earning assets:
Cash and due from banks	30,426			28,301
All other assets (3)	20,116			15,419
TOTAL	$724,208			$554,823

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Deposits:
Demand	$5,462	0.85%	$23	$3,441	0.88%	$15
Money market and savings	346,552	3.86%	6,625	223,036	3.02%	3,340
Time	94,855	4.82%	2,268	85,215	3.99%	1,685
Other	17,527	5.98%	520	20,711	5.52%	567
Total interest bearing liabilities	464,396	4.10%	9,436	332,403	3.40%	5,607

Noninterest-bearing liabilities:
Demand deposits	197,723			173,614
Accrued expenses and
other liabilities	9,602			6,742
Shareholders' equity	52,487			42,064
TOTAL	$724,208			$554,823
Net interest income and margin		6.85%	$22,878		7.02%	$17,800

(1)	Loan fee amortization of $2.8 million and $1.8 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxabel equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $7.4 million and $6.1 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	06/30/07	03/31/07	12/31/06	09/30/06	06/30/06
ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$7,533	$7,329	$6,728	$6,620	$6,169
Provision for credit losses, quarterly	1,000	200	600	100	450
Charge-offs, quarterly	(943)	-	-	-	-
Recoveries, quarterly	-	4	1	8	1
Balance, end of period	$7,590	$7,533	$7,329	$6,728	$6,620

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$-	$5,450	$437	$2,572	$2,283
Loans restructured and in compliance with
modified terms	-	-	-	-	-
Other loans with principal or interest contractually
past due 90 days or more	-	-	-	-	-
Nonperforming loans	-	5,450	437	2,572	2,283
Other real estate owned	425	-	-	-	-
Nonperforming assets	$425	$5,450	$437	$2,572	$2,283

ASSET QUALITY
Allowance for credit losses / gross loans	1.25%	1.31%	1.36%	1.39%	1.39%
Allowance for credit losses / nonperforming loans	0.00%	138.22%	1677.12%	261.59%	289.97%
Nonperforming assets / total assets	0.06%	0.75%	0.06%	0.39%	0.36%
Nonperforming loans / gross loans	0.00%	0.95%	0.08%	0.53%	0.48%
Net quarterly charge-offs / gross loans	0.16%	0.00%	0.00%	0.00%	0.00%